UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549


                                    FORM 8-K


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported):  31 October 1996

                                  ALPNET, INC.
             (Exact name of registrant as specified in its charter)


                UTAH              0-15512            87-0356708
          (State or other    (Commission File      (IRS Employer
          jurisdiction of         Number)         Identification
          incorporation)                              Number)


            4460 South Highland Drive #100
                 Salt Lake City, Utah                 84124-3543
       (Address of principal executive offices)       (Zip Code)


       Registrant's telephone number, including area code:  (801) 273-6600


  Former name or former address, if changed since last report:  Not applicable


Item 5. Other Events --- Press Release - ALPNET Announces Third Quarter 1996 Results

31 October 1996 -- Salt Lake City, Utah. ALPNET, Inc. (NASDAQ: AILP), the largest dedicated commercial provider of language translation, product localization, and language-related services to international businesses, today announced results for the quarter and nine months ended 30 September 1996.
Total revenues for the quarter were $7.5 million with net income of $22,000 or $.001 per share compared to revenues of $7.4 million with net income of $348,000 ($.015 per share) for the third quarter of 1995. For the nine months ended 30 September 1996, total revenues were $23.1 million with net income of $714,000 or $.028 per share compared to revenues of $19.8 million with net income of $368,000 or $.016 per share for the nine months ended 30 September 1995.

In announcing the results, Thomas F. Seal, ALPNET President and Chief Executive Officer, stated, "On a quarter to quarter basis, a large portion of our revenue is dependent upon the timing of product releases by our major clients. This leads to a cycle of peaks and valleys in ALPNET's revenues which we have seen for many years. While reported revenue is down from the second quarter of 1996, it is up compared to the third quarter of 1995, which was a record peak at the time. This demonstrates that the overall revenue trend is growing, and ALPNET is well positioned to take advantage of this growth. Further, revenues and profitability for the nine months ended 30 September 1996 are at record highs."

Mr. Seal continued by stating, "ALPNET has been heavily investing in expanding our capability to produce an increasing amount of translation and related work. We believe our major clients want to see a capability to meet their needs today, and in the future. To accomplish this, we have opened new offices to serve existing and new clients, and have significantly expanded our offices in Singapore, Korea, Japan, Salt Lake City, and Montreal to meet the projected revenue growth. In the fourth quarter, we will expand our Amsterdam office, and will open a new Multi-Lingual Production Center in Europe, which will allow us to continue to meet our clients' growing needs."

Mr. Seal concluded by saying, "Consistent with the peaks and valleys of our client's product release cycles, we have seen an increase in the order backlog for the fourth quarter. We have a healthy order book for the fourth quarter which management believes will allow future revenues and results to be improved over this quarter. In addition, quotes and initial planning discussions with clients for early 1997 seem to indicate that the overall growth trend will continue, and ALPNET's investment in increasing our capability will position us well for 1997 and beyond."

ALPNET is the largest publicly-owned dedicated supplier of worldwide translation and product localization services, with 33 wholly-owned offices in 15 countries throughout Europe, North America, and Asia. ALPNET supplies its clients with language translation, product localization, language interpreting, language training, and multilingual desktop publishing and printing services. Additional information about ALPNET is available on the World Wide Web at http://www.alpnet.com.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 ALPNET, Inc.
                                 (Registrant)




Date:   31 October 1996          \s\ Thomas F. Seal
                                 Thomas F. Seal
                                 President and Chief Executive Officer



Date:   31 October 1996          \s\ D. Kerry Stubbs
                                 D. Kerry Stubbs
                                 Chief Financial Officer